Exhibit 99.3c
Wachovia Securities
8739 Research Drive
Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 30, 2002, by and among Greenwich Capital Commercial Funding Corp., as Depositor, Wachovia Bank National Association, as Master Servicer, Lennar Partners, Inc., as Special Servicer, and LaSalle Bank National Association as Trustee, with respect to Commercial Mortgage Pass Through Certificates, Series 2002-C1 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

  A review of the activities of the Master Servicer during the period from January 1, 2003 through December 31, 2003 and of its performance under the Agreement during such period has been made under our supervision; and
  To the best of our knowledge, based on such review, the Master Servicer has fulfilled in all of its material obligations under this Agreement in all material respects throughout the period January 1, 2003 through December 31, 2003; and
  The Master Servicer has received no notice regarding qualification, or challenging the status, of either REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 12th day of March, 2004.

Timothy E. Steward	Clyde M. Alexander
Timothy E. Steward, Director	Clyde M. Alexander, Director
Wachovia Bank National Association	Wachovia Bank National Association
(Formerly known as First Union	(Formerly known as First Union
National Bank)	National Bank)

Greenwich 2002-C1